Exhibit (a)(2)

LETTER OF TRANSMITTAL

i2 TELECOM INTERNATIONAL, INC.

TENDER OF OUTSTANDING OPTIONS PURSUANT TO

THE OFFER TO EXCHANGE

OUTSTANDING OPTIONS FOR SHARES OF

COMMON STOCK

DATED July 1, 2009

 THE RIGHT TO TENDER OUTSTANDING OPTIONS PURSUANT TO

THE OFFER WILL COMMENCE ON July 1, 2009 AND

WILL EXPIRE AT 5:00 P.M., ATLANTA TIME,

ON JULY 31, 2009 UNLESS THE OFFER IS

EXTENDED BY  i2 TELECOM INTERNATIONAL, INC.

Deliver to:

If by e-mail:	If by facsimile (fax):	If by mail:
parena@i2telecom.com	(770) 663-8282	i2 Telecom International, Inc. c/o Paul R. Arena 5070 Old Ellis Pointe, Suite 110 Roswell, GA 30076

If you wish to tender your eligible options for exchange, you must properly complete, sign and return to us the signature page to this Letter of Transmittal either (1) electronically via e-mail as an attachment in Adobe PDF format to the e-mail address indicated above; (2) by facsimile transmission to the fax number indicated above; or (3) by mail to the address provided above. In any event, this Letter of Transmittal must be received by i2 Telecom International, Inc. (“i2 Telecom”) no later than 5:00 P.M., Atlanta Time on July 31, 2009 (or such later date and time to which we extend the Offer).

Capitalized terms not otherwise defined in this Letter of Transmittal have the same meaning as in the Offer to Exchange Outstanding Options for Shares of Common Stock, referred to as the “Offer to Exchange.”

You are not required to tender your eligible options. If you elect to participate in the Offer, you may tender all of your eligible options or a portion of your eligible options. By signing and returning this Letter of Transmittal, you hereby tender the eligible options designated below. If you intend to exchange eligible options for shares through the Offer, you must complete the table below.

DESCRIPTION OF OPTIONS SURRENDERED

Name(s) and Address(es) of Registered Holder(s)	Option(s) Being Surrendered (Attach signed additional list if necessary)
	Date of Option Grant(s)	Total Number of Shares for which Options are Exercisable under such Grant	Number of Shares Being Surrendered under such Grant

Total Options

☐	This Letter of Transmittal is being submitted to replace a previously submitted Notice of Withdrawal.

You should rely only on the information contained in the Offer to Exchange, this Letter of Transmittal, or in documents to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the Offer. If anyone makes any such recommendation, you must not rely upon that recommendation as having been authorized by us.

If you properly complete and deliver this Letter of Transmittal by e-mail, facsimile or by mail prior to the expiration of the Offer you will receive a confirmation of receipt via an e-mail. It is important that you provide us your e-mail address on the Signature Page of this Letter of Transmittal. We recommend that you keep a copy of your completed Letter of Transmittal and your confirmation e-mail for your records.

IMPORTANT NOTE:  If you tender eligible options by submitting this Letter of Transmittal, any withdrawal of your election via submission of a properly completed and executed Withdrawal Letter must be submitted using the same method you used to submit this Letter of Transmittal. Regardless of the method you use to tender eligible options, you do not need to provide information or documents via another method as well.

*  *  *  *  *

To i2 Telecom International, Inc.:

By completing and delivering this Letter of Transmittal, I hereby tender to i2 Telecom International, Inc. (“i2 Telecom”) the number of eligible options to purchase shares of Common Stock of i2 Telecom as indicated on the front page hereof in exchange for unregistered, shares of Common Stock, upon the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options for Shares of Common Stock dated July 1, 2009 (the “Offer to Exchange”), receipt of which I hereby acknowledge, and this Letter of Transmittal (which together constitute the “Offer”).

Subject to, and effective upon, acceptance for exchange of the eligible options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, i2 Telecom, all right, title and interest in and to all the eligible options that are being tendered hereby. I hereby acknowledge that if I tender all of my eligible options, these options will be canceled and forfeited upon acceptance by i2 Telecom. Further, I hereby acknowledge that if I tender less than all of my eligible options, this Letter of Transmittal constitutes written notice under my Stock Option Agreement(s) for the number of eligible options I am hereby tendering. The remaining eligible options that I do not tender will continue to be subject to the applicable Stock Option Agreement(s). I will receive a stock certificate for the shares of restricted Common Stock being issued to me in exchange for the eligible options. I acknowledge that i2 Telecom has advised me to consult with my own personal advisors as to the consequences of participating or not participating in the Offer.

Except by delivery of a Withdrawal Letter prior to the expiration of the Offer as stated in the Offer to Exchange, this tender is irrevocable.

By execution hereof, I acknowledge and agree that:

1.

tendering my eligible options pursuant to the procedures described in Section 3 of the Offer to Exchange and the instructions hereto will constitute my acceptance of the terms and conditions of the Offer;

2.

i2 Telecom’s acceptance for exchange of eligible options tendered pursuant to the Offer will constitute a binding agreement between i2 Telecom and me upon the terms and subject to the conditions of the Offer;

3.

 all information I provide in the Letter of Transmittal is being given with my consent for the express purpose of participating in the Offer and i2 Telecom may share any such information with third parties to the extent necessary to effect my participation in the Offer, including, without limitation, the grant of shares to me in exchange for my tendered eligible options;

4.	the Offer is subject to the terms and conditions described in the Offer to Exchange;
5.	neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment or service with i2 Telecom;
6.

i2 Telecom may amend the Offer at any time and, upon the occurrence of any of the conditions set forth in Section 6 of the Offer to Exchange, i2 Telecom may terminate the Offer and, in any such event, if the eligible options tendered herewith are not accepted for exchange, they will be retained by me;

7.

if I accept the Offer and my employment or board service with i2 Telecom or one of its subsidiaries is terminated for any reason after such acceptance but prior to the expiration of the Offer, my tender of eligible options in the Offer will not be canceled automatically, but my eligible options will be subject to expiration in accordance with their current terms;

8.

My eligible options will only be accepted for exchange if they (i) are properly elected for exchange hereunder, (ii) are still outstanding and have not been exercised and have not expired or otherwise terminated when the Offer expires on the Offer expiration date, expected to be July 31, 2009, unless extended; and (iii) I have not validly withdrawn my tender of eligible options before the Offer expires; and

9.

If I am an employee of i2 Telecom 1/12 of the withholding on shares I receive in exchange for eligible options I exchange will be deducted from my employment compensation for the twelve pay periods following the closing of the Offer and if my employment terminates for any reason before all twelve withholding payments have been made the remaining withholding amount shall be deducted from my final paycheck.

Further, I hereby represent and warrant to i2 Telecom the following:

1.	I have all requisite legal power and authority to execute and deliver this Letter of Transmittal, and to carry out and perform my obligations under the terms of this Letter of Transmittal;
2.

I have full power and authority to tender the eligible options tendered herewith and that, when and to the extent the same are accepted for exchange by i2 Telecom, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. No claim has been asserted by any person to the ownership of any of the eligible options;

3.	I will, upon request, execute and deliver any additional documents deemed by i2 Telecom to be necessary or desirable to the options tendered;
4.

this Letter of Transmittal constitutes a valid and binding obligation, enforceable against me in accordance with its terms, except as provided herein if I later withdraw my tender of eligible options by properly executing and sending to you a Withdrawal Letter;

5.

no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on my part is required in connection with the consummation of the transactions contemplated by this Letter of Transmittal;

6.

the execution, delivery and performance of and compliance with this Letter of Transmittal, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or material contract or an event that results in the creation of any lien, charge or encumbrance upon any of my assets;

7.

I understand that the shares of Common Stock which I will receive upon tender of my eligible options have not been, and will not be, registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of the Securities Act of 1933. I understand that the shares are “restricted securities” under applicable U.S. federal and state securities laws. I understand that the shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

; and

8.

I understand that the public trading price of i2 Telecom Common Stock will vary from time to time during the Offer period and after the Offer expires at 5:00 P.M., Atlanta time, on July 31, 2009 (or such later date and time to which i2 Telecom extends the offer), such that the public trading price of i2 Telecom Common Stock could increase at some time during the Offer period or after the date my tendered eligible options are canceled pursuant to the Offer resulting in my financial position being less advantageous than if I had not accepted the Offer. By tendering the eligible options, I agree to hold i2 Telecom harmless for any actual or perceived loss suffered by me as a result of the variance in the public trading price of i2 Telecom Common Stock during the Offer period and after expiration of the Offer;

The Offer is not being made to, nor will any tender of eligible options be accepted from or on behalf of, eligible option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction.

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i2 TELECOM INTERNATIONAL, INC. LETTER OF TRANSMITTAL

SIGNATURE PAGE

By delivery and execution hereof, I hereby agree to all the terns and conditions of the Offer.

Please sign and date in the spaces provided below. It is important that you provide us your e-mail address in the space provided below.

I hereby tender the eligible options designated on the cover page of this Letter of Transmittal.

SIGNATURE OF OWNER

X

(Signature of Holder or Authorized

Signatory — See Instructions 1 and 3)

Date: _________________, 2009

Print Name:

Division/Title:

Home Address:

Home Telephone No. (with area code):

Work Telephone No. (with area code):

E-mail Address:

Capacity (if applicable See Instruction 3.):

INSTRUCTIONS FORMING PART OF THE TERMS AND

CONDITIONS OF THE OFFER

1. Delivery; Letter of Transmittal; Withdrawal Letter.  You may tender your eligible options by completing this Letter of Transmittal, signing it and sending the properly completed and signed form to us by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer.

•

Tender by e-mail.  You may tender your eligible options by e-mail by sending this properly completed and signed Letter of Transmittal by e-mail as an attachment in Adobe PDF format to the following e-mail address: parena@i2telecom.com. You may submit this Letter of Transmittal by e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

•

Tender by facsimile (fax).  You may also tender your eligible options by transmitting this properly completed and signed Letter of Transmittal to us by facsimile (fax) to the following number: (770) 663-8282. You may submit this Letter of Transmittal by fax 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

•

Tender by mail.  You may also tender your eligible options by transmitting this properly completed and signed Letter of Transmittal to us by mail at the following address: i2 Telecom International, Inc., c/o Paul R. Arena, 5070 Old Ellis Pointe, Suite 110, Roswell, GA 30076

If you tender your eligible options but then wish to withdraw from the Offer, you may do so at any time prior to 5:00 P.M., Atlanta time on July 31, 2009 (or such later date and time to which we extend the Offer). If you tender eligible options by submitting this Letter of Transmittal, any withdrawal of your election via submission of a properly completed and executed Withdrawal Letter MUST be submitted using the same method you used to submit this Letter of Transmittal.

The method of delivery of all documents, including this Letter of Transmittal, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery to ensure the Letter of Transmittal is received by 5:00 P.M., Atlanta time, on July 31 2009 (or such later date and time to which we extend the Offer). If you deliver the Letter of Transmittal electronically via e-mail or by fax we recommend that you confirm that you have received a confirmation of receipt via e-mail.

2. Partial Tenders.  You are not required to tender your eligible options. If you elect to participate in the Offer, you may tender allof your eligible options or a portion of your eligible options. If you tender only a portion of your eligible options, the remaining eligible options that you do not tender will continue to be subject to the applicable Stock Option Agreement(s).

3. Signatures On This Letter Of Transmittal.  If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter of Transmittal.

4. Requests For Assistance.  If you have questions about which of your stock options are eligible for the Offer or about tendering your eligible options, please contact Paul Arena, Chief Financial Officer, at (404) 567-4750 during regular business hours through July 31, 2009 (or such later date to which we extend the Offer).

5. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to whether anyone who has chosen to tender eligible options has tendered eligible options (as is required by the terms of the Offer to Exchange) and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Withdrawal Letters. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal, Withdrawal Letter, or eligible options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it would be unlawful to accept the tendered eligible options. We may waive any defect or irregularity in any Letter of Transmittal or Withdrawal Letter with respect to any particular eligible options or any particular option holder. No eligible options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the eligible options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

6. Important Tax Information.  Please refer to Section 13 of the Offer to Exchange for important tax information in connection with participating in the Offer.